June 20, 2005

Horizon Lines Holding Corp.

Horizon Lines, LLC

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Ladies and Gentlemen:

We have acted as special counsel to each of Horizon Lines Holding Corp., a Delaware corporation (“HLHC”), and Horizon Lines, LLC, a Delaware limited liability company (together with HLHC, the “Issuers”), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-123681) (as amended, the “Registration Statement”), relating to the 9% Senior Notes due 2012 of the Issuers in the aggregate principal amount of $250,000,000 (the “New Notes”) and the guarantees of the New Notes (the “New Guarantees”) by the following direct or indirect subsidiaries of the Issuers (collectively, the “Subsidiary Guarantors”): Horizon Lines of Puerto Rico, Inc., a Delaware corporation, HLH, LLC, a Delaware limited liability company, Horizon Lines of Alaska, LLC, a Delaware limited liability company, Horizon Lines of Guam, LLC, a Delaware limited liability company, Horizon Lines Ventures, LLC, a Delaware limited liability company, Horizon Lines Vessels, LLC, a Delaware limited liability company, Horizon Services Group, LLC, a Delaware limited liability company, Sea-Logix, LLC, a Delaware limited liability company, S-L Distribution Service, LLC a Delaware limited liability company, and SL Payroll Services, LLC, a Delaware limited liability company. The New Notes and the New Guarantees are to be offered by the Issuers and the Subsidiary Guarantors, respectively, in exchange for $250,000,000 in aggregate principal amount of the Issuers’ outstanding 9% Senior Notes due 2012 (the “Old Notes”) and the guarantees of the Old Notes by the Subsidiary Guarantors.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of each of the Registration Statement and the indenture pertaining to the New Notes (the “Indenture”). We have also examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuers and the Subsidiary Guarantors and such other agreements, certificates and documents of public officials,

Horizon Lines Holding Corp.

Horizon Lines, LLC

June 20, 2005

officers and other representatives of the Issuers and the Subsidiary Guarantors and others, as we have deemed necessary as a basis for our opinion set forth below.

We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indenture and on certifications of public officials and of officers and other representatives of the Issuers and the Subsidiary Guarantors.

We have assumed the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, the genuineness of all signatures thereon, the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Issuers and the Subsidiary Guarantors, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and/or the Subsidiary Guarantors.

In rendering the opinions set forth below, we have assumed that, except to the extent expressly set forth in the opinions below: (i) each of the Indenture and the New Guarantees have been duly authorized by the parties thereto; (ii) the Indenture has been duly executed and delivered by each party thereto; (iii) each of the Issuers and the Subsidiary Guarantors has the requisite power and authority (corporate, company, partnership or other) to execute, deliver and perform its obligations under the Indenture; and (iv) the Indenture constitutes a legal, valid and binding agreement of the parties thereto other than the Issuers and the Subsidiary Guarantors, enforceable against such parties in accordance with its terms.

Members of this firm are admitted to the bar in the State of New York and the opinion set forth below is limited to the laws of the State of New York.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law); and

Horizon Lines Holding Corp.

Horizon Lines, LLC

June 20, 2005

2. Upon the issuance of the New Guarantees in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Guarantee given by each Subsidiary Guarantor will constitute a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP